UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2017

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54867	80-0671280
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Polo Plaza, 3790 Via De La Valle, #116E, Del Mar, CA 92014

(Address of principal executive offices, including zip code)

(858) 577-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 1, 2017 we entered into a Letter of Intent (“LOI”) with Gents Group, Inc. (“Gents”), a men’s lifestyle and fashion company, regarding our prospective purchase of substantially all of Gents’ operating assets and certain liabilities (up to $150,000) in exchange for up to 10,000,000 shares of our common stock. The number of shares of our common stock to be issued would be based upon the agreed to value of the assets being acquired as determined at closing.

As part of the transaction, we would enter into a 4-year employment agreement with Gents’ managing partner, Ryan Fishoff, who would become our Chief Executive Officer (“CEO”). Robert Gayman, our present CEO, would continue with us in his present capacity as Chairman of our Board of Directors and as an employee and Lawrence Roan, a current director and employee, would continue with us in the same capacities as well.

The LOI has a 45-day term which is subject to a mutual cancellation and extension option. The term, as such may be extended, is subject to a corresponding exclusivity period during which Gents may not approach or enter into similar discussions with alternative buyers.

The LOI, with the exception of the exclusivity provision, is non-binding. Neither party is obligated to proceed with the proposed transaction or under the proposed terms. The LOI solely represents an indication of interest. Legally binding obligations with respect to the proposed transaction will only arise upon the completion of due diligence and execution of definitive agreements. Accordingly, no assurance can be given as to the completion of the asset acquisition or, if completed, the final terms thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date:	June 8, 2017	By:	/s/Robert Gayman
		Name:	Robert Gayman
		Title:	Chief Executive Officer